Exhibit 16.1

May 19, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 19, 2005, of American Equity Investment Life Holding Company and are in agreement with the statements contained in Item 4.01(a) on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP